Exhibit 99

News Release

FOR IMMEDIATE RELEASE

CONTACT:

Daniel W. Muehl, CFO

Physiometrix Inc.

978-670-2422

Physiometrix, Inc. Announces First-Quarter Financial Results;

Momentum Continues to Build in Operating Rooms and Intensive Care Units

NO. BILLERICA, Mass., May 13, 2003 – Physiometrix, Inc. (NASDAQ: PHYX) announced today financial results for the first quarter ended March 31, 2003.  For the first quarter ended March 31, 2003, revenues were $238,744, compared with revenues of $92,307 for the same period in 2002.  The net loss for the first quarter of 2003 was $(1,189,469), or a net loss of $(0.14) per share, compared with a net loss of $(1,700,788), or a net loss of $(0.20) per share, for the same period in 2002.

“Our sales activity is increasing on a daily basis and shipments of our new easy to use sensor have ramped steadily,” said John A. Williams, president and chief executive officer of Physiometrix. “ In April, we and our partners at Baxter invited key opinion leaders in critical care medicine to gather in San Francisco to discuss driving the utilization of our technology in the ICU. I am pleased to announce that consensus was reached that our monitor provides a powerful advantage in critical care settings. The output of this meeting will assist us greatly in the launch of our product in the ICU.”

Williams continued “Another milestone for the Company was regaining compliance with NASDAQ’s minimum bid price requirement and we are now in full compliance with all continued listing requirements. This progress sets the foundation for valuation and positions us for future success.”

Physiometrix ended the first quarter with $2.6 million of cash and marketable securities on hand. Physiometrix believes that, based on its current cash burn rate, current cash reserves and anticipated sales of PSA 4000 units during the remainder of fiscal 2003, it will have sufficient funding and working capital to carry it through the first quarter of next year.  In addition, Physiometrix intends to seek additional financing or pursue other strategic alternatives.   Physiometrix believes that the introduction of the PSA 4000 frontal array is providing Physiometrix with an opportunity to address a key factor affecting market acceptance of the Company’s products and will provide an opportunity for sales growth during 2003.

Physiometrix will hold a telephone conference call to discuss first-quarter 2003 financial results, as well as management’s comments related to the Company’s business, at 11:00 A.M. (Eastern) today, May 13, 2003.  The call can be accessed by calling 800-650-8824.  A replay of today’s conference call will be available beginning at the conclusion of today’s conference call until 11:59 P.M. (Eastern) on Thursday, May 15, 2003.  Replay callers in the U.S. must dial 888-266-2081 (Passcode # 633492).

Designed for use by anesthesiologists, the PSA 4000 is a device that enables an anesthesiologist to monitor and manage a patient’s level of consciousness under anesthesia in the operating room or intensive care unit.  The PSA 4000 has the potential to enhance patient care, improve recovery times and save lives in hospitals across the U.S. and around the world.

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Physiometrix Inc. designs, manufactures and markets noninvasive medical products — based on novel gel materials, sophisticated signal-processing electronics technologies, and proprietary software — for use in anesthesia-monitoring during surgical procedures.

Safe Harbor Statement

Statements in this press release regarding Physiometrix’s growth and future business results of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, dependence on existing and future products, uncertainty of market acceptance, intense competition, partnership agreements, and government regulations, especially regulatory approvals.  Other relevant risks are described in the Company’s Form 10-K filed March 28, 2003, with the SEC.

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- Financial Tables to Follow -

Physiometrix, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended March 31
	2002	2003

Revenues	$92,307	$238,744

Costs and expenses:
Cost of goods sold	227,160	340,116
Research and development	819,217	370,809
Selling, general, and administrative	791,704	727,531
Total Expenses	1,838,081	1,438,456

Operating loss	(1,745,774)	(1,199,712)

Interest income, net	44,986	10,243

Net loss	$(1,700,788)	$(1,189,469)

Net loss per share	$(0.20)	$(0.14)

Shares used in computing net loss per share	8,421,952	8,422,994

Physiometrix, Inc.

Condensed Balance Sheets

(Unaudited)

	March 31 2003	December 31 2002
ASSETS

Current assets:
Cash, cash equivalents and short term investments	$2,645,745	$3,933,917
Other current assets	1,601,137	1,506,643
Total current assets	4,246,882	5,440,560

Property, plant and equipment, net	309,179	367,451

Total assets	$4,556,061	$5,808,011

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$394,071	$459,726
Total current liabilities	394,071	459,726

Total stockholders’ equity	4,161,990	5,348,285

Total liabilities and stockholders’ equity	$4,556,061	$5,808,011